eBay Singapore Services Private Limited
One Temasek Boulevard
Level 14. Unit #14-01. Millenia Tower
Singapore 039192
Tel: +65-6510-4500
Fax: +65-6510-4600
June 25, 2019

Jae Hyun Lee

Dear Jay,

Letter of Appointment
We, eBay Singapore Services Private Limited (the “Company”), are pleased to offer you continued employment in the new role as a Senior Vice President, General Manager, eBay Markets with the Company upon the following terms and conditions. Your employment by the Company shall be governed by the terms and conditions herein, as well as by the prevailing or future policies as may be put into effect by the Company from time to time.

1.	Appointment
Your role as Senior Vice President, General Manager, eBay Markets was effective February 18, 2019. You hereby warrant that you are permitted to work in Singapore by virtue of the fact that you are in possession of a valid employment pass, entry permit, and/or work permit which is valid throughout the period of your employment of the Company. In this role, you assume global responsibilities and oversight of operations of eBay Markets across three major regions: the Americas, Asia Pacific (APAC), and Europe, Middle East, and Africa (EMEA). As such, you are expected to travel to and spend a portion of your time working in the above-mentioned regions, and as such, you hereby agree that you will cooperate with the Company to obtain all valid employment passes, visas, and/or work permits that are required to work in those regions.

2.	Salary

2.1
Amount: Effective April 1, 2019, your annual salary was adjusted to S$950,000.04 (SGD), or S$79,166.67 (SGD) per month, payable monthly in arrears (or such other amounts as may from time to time be agreed in writing) over 12 months.

2.2	Deductions from Salary:

2.3
There shall be deducted from your remuneration (including but not limited to salary, allowance, bonus and commission) all such sums which the Company is entitled and authorized under the laws of Singapore to deduct and/or withhold (including but not limited to any outstanding liabilities which you may have to pay to the Inland Revenue Authority of Singapore). Should you become eligible to participate in the Central Provident Fund, eBay will withhold your share of the contributions (if applicable), as well as such other sums as may be agreed from time to time, and the Company contributions will be made to the Employee’s Central Provident Fund at the statutory rate.

2.4
Taxes: Except as expressly provided for in this agreement and the Global Tax Equalization Policy, all income tax liabilities and other charges incurred by you in respect of your remuneration shall be borne solely by you.

3.	Hours of Work
Your working hours shall be such hours as the Company may from deem appropriate and as may be necessary to achieve the purposes of the Company. There shall be no entitlement to payment in respect of overtime.

4.	Annual Leave

4.1
Amount of Days: You shall be entitled to 25 days annual paid leave (in addition to the statutory holidays), to be taken at a time or times convenient to, and as may be approved by, the Company. Your annual leave shall be pro-rated in proportion to the number of completed months of service in each calendar year.

4.2
Company’s Discretion to Carry Forward: If such paid leave is not taken within the relevant year of service, the Company may, at its absolute discretion, allow the paid leave not taken to be accumulated and carried forward to the following year of service, or pay you additional salary for the number of days of paid leave not taken.

5.	Bonus Eligibility
You are eligible to participate in the eBay Incentive Plan (eIP) with payouts based on individual achievement as well as eBay Inc.’s (“eBay”) performance. The annual bonus period is from January 1 through December 31. You are eligible for a target bonus of 75% of your base salary; prorated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. The payment of any bonus is at eBay’s sole and absolute discretion, subject to the terms and conditions of the eIP, which include, but are not limited to, you are remaining an active employee of the Company through the date of payment of such bonus. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

6.	Staff Review
A review of your performance and salary shall be carried out annually at the sole discretion of the Company, in accordance its policies from time to time.

7.	Expenses
The Company shall reimburse you in respect of such expenses as may be incurred by you while engaged in the business of the Company in accordance with the Company’s expenses reimbursement policy.

8.	Medical Benefits
Subject to the rules and procedures established by the Company from time to time, all employees shall be entitled to medical benefits in accordance with the Company benefits policy currently in effect.

9.	Conduct and Discipline
You shall perform such duties as may from time to time be assigned to you and shall comply with all reasonable directions made by the Company. During your employment, you shall well and faithfully serve the Company and use your utmost endeavors to promote its interests, and devote the whole of your time, attention and abilities to its affairs during the hours in which you are required to perform your duties in accordance with Clause 3 above. You shall not, during the continuation of your employment, engage in any other employment or activity, in the absence of prior written approval from the Company (which may be withheld by the Company at its sole discretion).

10.	Termination

10.1
Notice: Upon signing this offer letter, subject to Clause 10.4 below, this Agreement may be terminated by you or by the Company upon giving three months’ written notice or by the Company paying three months’ salary in lieu of notice (or any combination thereof). The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company). However, the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company. Notwithstanding the forgoing, the Company shall be entitled to terminate your employment immediately and without three months’ written notice or by paying three months’ salary in lieu of notice in any of the following cases:

(a)
If you are dishonest or engaged in serious or persistent misconduct or, without reasonable cause, neglect or refuse to attend to your duties or fail to perform any of your obligations hereunder, or fail to observe the Company’s disciplinary rules or any other regulations of the Company from time to time in force;

(b)	If you are incapacitated by illness or otherwise unable to perform your duties hereunder for a period totaling in aggregate 6 months in any period of 12 consecutive calendar months; or

(c)	If you become bankrupt or have a receiving order made against you or make any general composition with your creditors.

10.2
Termination by You: In the event your employment is terminated by you, subject to Section 17 and you executing the Company’s standard form of release within 10 days after the date of your termination of employment, the Company shall provide you with a lump sum severance payment, payable not later than 30 days after the latter of (i) your termination date or (ii) the date you execute the release, equal to three (3) times your Average Monthly Salary times your Years of Service, less any employer contributions to a Company retirement and/or pension plan, including but not limited to the Central Provident Fund; provided, however, that in the event you violate Clause 11 of this Agreement or your Employee Proprietary Information and Inventions Agreement, the lump sum severance payment will be fully refundable to the Company, less any amounts owed under applicable law in connection with your termination of employment. For purposes of calculating your severance payment pursuant to this Clause 10.2, the Capitalized terms in the preceding paragraph shall be defined as follows:

(a)
“Average Monthly Salary” shall mean the sum of (a) monthly fixed salaries paid to you for the three (3) full months immediately prior to the month in which your employment terminates, divided by the total number of days for the 3-month period, multiplied by thirty (30) days, and (b) 1/12th of the eIP bonus payment, if any, that you received in the one (1) year period immediately prior to your termination of employment.

(b)
“Years of Service” shall mean the total number of full years of active employment with the Company beginning on January 1, 2013; provided, however, that you will receive prorated credit towards the total number of years of service based on the portion of the year worked from January 1st of the applicable year through your date of termination. For example, if your employment terminated on March 31, 2020, your Years of Service would be 7.25 (i.e., 7 years for the time period between 2013 and 2020 plus 25% of a Year of Service for January 1, 2020 through March 31, 2020). For the avoidance of doubt, you will receive no credit towards your Years of Service for time worked prior to January 1, 2013 because it is understood by you and the Company that your prior service with eBay Asia Pacific Regional Management Services Limited was compensated pursuant to the terms and conditions of the Korean retirement/severance plan known as the Rules of Retirement Pay for Imwon through December 31, 2012.

Payment of the severance benefit under this Clause 10.2 will be in addition to the payment you received from eBay Asia Pacific Regional Management Services Limited pursuant to the Rules of Retirement Pay for Imwon on or about April 2013. You hereby waive any entitlement to additional payments under the eBay Asia Pacific Regional Management Services limited Rules of Retirement Pay for Imwon. Together these payments shall constitute your full entitlement of separation and retirement pay. For the avoidance of doubt, the severance benefit under this Clause 10.2 will be considered your full entitlement to the severance benefits and shall be construed to be inclusive of any amounts owed under applicable law in connection with your termination of employment, including, but not limited to, the Company’s contributions to the Central Provident Fund (if applicable). If you are provided a severance benefit as described in this Clause 10.2, you are not entitled to the severance benefits described in Clause 10.3.

10.3
Termination by the Company: As an SVP under the eBay Inc. group of companies, you may be eligible for certain severance benefits under the eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description as amended and restated as of January 1, 2016 (the “Plan”) if your employment is terminated by the Company without “Cause” and outside of any “Change in Control Period” (as such terms are defined under the Plan). eBay reserves the right to amend the Plan from time to time and the terms of the Plan shall apply with respect to any severance benefits described in this Clause 10.3. In addition, if your employment is terminated by the Company for a reason other than for “Cause” (as defined in the Plan), the Company will assist with expenses incurred for relocating personal items back to Singapore or Korea in accordance with the terms of eBay’s relocation assistance program for employees in positions comparable to yours. If you are provided severance benefits as described in this Clause 10.3 under the Plan, you will receive the higher of the payments between the Plan and any severance benefit described in Clause 10.2, except for the payment already received on or about April 2013 from eBay Asia Pacific Regional Management Services Limited pursuant to the Rules of Retirement Pay for Imwon.

10.4 Return of Company Property: Upon ceasing to be employed by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, mobile phone, tablet, other electronic equipment, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

11.	Non-Competition

11.1
Period: You agree that during the period of your employment by the Company, and for a period of twelve (12) months after the termination of such employment, in the countries in which eBay does business at the time of your separation, without the Company’s prior written consent, you shall not:

(a)
Be directly or indirectly engaged, concerned or interested in any capacity, whether as director, principal, agent, partner, consultant, employee or otherwise in any other business which is wholly or partly in competition with the business carried on by the Company or eBay;

(b)	Accept employment in any capacity with any business concern which is wholly or partly in competition with the business carried out by the Company or eBay; or

(c)	Provide advice to any business concern which is wholly or partly in competition with the business carried on by the Company or eBay.

11.2
Competitors: Subject to the provisions of Clause 11.3 below, the Non-Competition clause set out in Clause 11.1 above is currently limited to the retail, ecommerce or payment divisions, as applicable, of the following companies, including their majority-owned subsidiaries:

Alibaba	Ticketmonster	Coupang	Wemakeprice
Amazon	SK Planet	Google	Facebook
Zalando	Asos	Etsy	Walmart

11.3
Changes to Competitors: The companies governed by the Non-Competition clause in Clause 11.2 above may on the Company’s initiative (or the initiative of eBay Inc.’s Senior Vice President, Chief People Officer or any other delegate of the Company) be renegotiated annually and at the time of termination of employment. If the Company decides not to renegotiate the list one year, this will not imply that the right to renegotiation in subsequent years or at the time of termination of employment has been waived. By entering into this agreement, you agree to negotiate in good faith and agree that you will not unreasonably withhold your consent to add a company to the list set forth in Clause 11.2 if such company is reasonably determined to be involved in a competitive business with the Company. In addition, at your request, the Company will review the current list of companies subject to Clause 11.2 above to determine if it has reasonably determined that a company should be added to or removed from the list.

11.4
Reasonable and Necessary: While the restrictions set out in Clauses 11.1, 11.2, and 11.3 above are considered by the Parties to be reasonable in all the circumstances and no greater than is reasonable and necessary for the protection of the Company, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to be beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the said restrictions shall apply with such deletions, restrictions or limitations, as the case may be. Your obligations contained in this Clause 11 shall continue even after the termination of this Agreement. Notwithstanding the above, you shall be entitled to enter into employment with any other related corporation of the Company.

12.	Employee Proprietary Information and Inventions Agreement
You hereby agree to execute a copy of the Employee Proprietary Information and Inventions Agreement and any other required onboarding documents requested by the Company. These agreements are explicitly incorporated into this Agreement.

13.	Confidentiality
You shall not during the continuance of your employment or any time after its termination disclose, divulge, impart or reveal to any person or company any of the trade secrets or confidential operations, processes, dealings or any information concerning the organization, business, finance, transactions or affairs of the Company or any of its related, associated or affiliated companies which may come to your knowledge during your employment, and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business. Nothing in this Agreement limits your rights under federal law to (i) report possible violations of law or regulation to, or file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (iii) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or (iv) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

14.	Company Policies
During your employment with the Company, you shall observe and comply with all the rules, regulations and policies of the Company and eBay as may from time to time be made or given, including but not limited to the Code of Conduct, Insider Trading Policy, and the Employee Proprietary Information and Inventions Agreement attached hereto. The Company shall have the right to alter and amend the rules and policies of the Company as well as any of the terms of employment, and such alteration or amendment shall become fully effective and a binding term of your employment upon notification to you.

15.	Entire Agreement
This Agreement supersedes any prior agreements, representations and promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Except for those Company agreements and policies explicitly incorporated by reference, this Agreement constitutes the full, complete and exclusive agreement between you and the Company, its officers, employees and its affiliates with respect to the subject matters herein.

16.	No Breach
In signing below, you confirm that you are not bound by any prior contract, undertaking, commitment or other obligation which prevents you from being employed by the Company and being able to fully and completely perform the services contemplated by this Agreement, nor in fulfilling your duties hereunder will you be breaching any duty of confidentiality to any persons, including without limitations, your previous employers or principals.

17.	Section 409A.
This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. If the 30-day period described in Section 10.2 begins in one calendar year and ends in a subsequent calendar year, any payment made pursuant to Section 10.2 shall be made only in the subsequent calendar year. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of your death. Any reimbursement or advancement payable to you pursuant to this Agreement or otherwise shall be conditioned on your submission of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you as soon as practicable after the Company’s receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

18.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Singapore. The parties shall submit to the non-exclusive jurisdiction of the Singapore courts.

Please confirm your acceptance of the above terms and conditions by signing and returning to us the duplicate copy of this letter.

Yours faithfully
For and on behalf of
eBay Singapore Services Private Limited

_________________________________
Klaus Duetoft
VP, People, APAC

Acceptance

I, ______________________, Passport/NRIC No. ______________ hereby confirm acceptance of all of the above terms and conditions.

_________________________________
Signature

Date: _______________________________